Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
Elan Corporation, plc:
We consent to the incorporation by reference in the registration statement (No. 333-100252) on Form F-3, and registration statements (Nos. 333-154573, 333-135185, 333-135184, 333-121021, 333-100556 and 333-07361) each on Form S-8 of Elan Corporation, plc of our reports dated February 24, 2011, with respect to the consolidated balance sheets of Elan Corporation, plc as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity/(deficit) and comprehensive income/(loss) and cash flows for each of the years in the three-year period ended December 31, 2010, and the related financial statement Schedule II, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 20-F of Elan Corporation, plc.

/s/ KPMG
Dublin, Ireland
February 24, 2011